POWER OF ATTORNEY

Each person whose signature appears below hereby makes, constitutes and appoints James Hughes and Alan Bedner, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 16, 2016, by the following persons in the capacities indicated.

Name	Title
/s/ David D. Dallas	Chairman of the Board and Director
David D. Dallas
/s/ Dr. Mark S. Brody	Director
Dr. Mark S. Brody
/s/ Wayne Courtright	Director
Wayne Courtright
/s/ Robert H. Dallas, II	Director
Robert H. Dallas, II
/s/ Mary E. Gross	Director
Mary E. Gross
/s/ Dr. Austin H. Kutscher, Jr.	Director
Dr. Austin H. Kutscher, Jr.
/s/ Peter E. Maricondo	Director
Peter E. Maricondo
/s/ Raj Patel	Director
Raj Patel
/s/ Donald E. Souders, Jr.	Director
Donald E. Souders, Jr.
/s/ Aaron Tucker	Director
Aaron Tucker
/s/ Allen Tucker	Director
Allen Tucker